Exhibit 5.1

Divakar Gupta T: +1 212 479 6474 dgupta@cooley.com

September 23, 2020

Taysha Gene Therapies, Inc.

2280 Inwood Road

Dallas, Texas 75235

Ladies and Gentlemen:

We have acted as counsel to Taysha Gene Therapies, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, covering an underwritten public offering of up to 1,484,208 shares of the Company’s common stock, par value $0.00001 (“Shares”). The Registration Statement incorporates by reference the registration statement on Form S-1 (No. 333-248559), which was declared effective on September 23, 2020 (the “Prior Registration Statement”), including the prospectus that is part of the Prior Registration Statement (the “Prospectus”).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws filed as Exhibits 3.3 and 3.4, to the Registration Statement, respectively, each of which is to be in effect upon the closing of the offering contemplated by the Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda, opinions and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Amended and Restated Certificate of Incorporation referred to in clause (i)(c) is filed with the Secretary of State of the State of Delaware before issuance of the Shares.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP 55 Hudson Yards New York, NY 10001

t: (212) 479-6000 f: (212) 479-6275 cooley.com

Taysha Gene Therapies, Inc.

September 23, 2020

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Prior Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Divakar Gupta
Divakar Gupta

Cooley LLP 55 Hudson Yards New York, NY 10001

t: (212) 479-6000 f: (212) 479-6275 cooley.com